RHC
                             Red Hot Concepts, Inc.

FOR IMMEDIATE RELEASE                       NEWS RELEASE
Contact: Amy Lipsius                        Red Hot Concepts, Inc.
(301) 493-4553                              6701 Democracy Boulevard
                                            Bethesda, MD 20817

                   RED HOT CONCEPTS DECENTRALIZES MANAGEMENT
                            AND NAMES NEW PRESIDENT

     BETHESDA, MD, May 13, 1997 - Red Hot Concepts, Inc. (NASDAQ Symbol: RUCSU) today announced that Chairman of the Board Colin Halpern has resumed the role of president, replacing Norman J. Abdallah, who has left the Company to pursue other interests. Mr. Halpern had served as president of the Company from its inception until he hired Mr. Abdallah in August 1996.

     According to Mr. Halpern, the Company has been pursuing cost-cutting opportunities, including those that strengthen the autonomy of its British and Australian Chili's operations and reduce the indirect management coming from its U.S. headquarters. Mr. Abdallah's departure enables the Company to shift management responsibilities closer to these units.

     "Norman has been an outstanding motivator for all our employees and we all which him well," Mr. Halpern said. "However, we believe we can significantly reduce costs by giving more control to the outstanding management we have in place in Britain and Australia, and reducing our overhead in the United States.

     Mr. Abdallah joined the Company last year, after nine years with Brinker International. During the second half of 1996, the Company achieved unit-level profitability and an average weekly sales gain of 40% at its British Chili's operations. It reduced overall


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losses by more than $800,000 from the final quarter of 1996 to the first quarter of 1997. Much of these improvements are attributable to the experienced management teams in Britain and Australia that Mr. Abdallah put in place, Mr. Halpen said.

     Red Hot Concepts is the master licensee of Chili's Grill & Bar restaurants in the United Kingdom, Australia and New Zealand. Currently the Company operates five Chili's in its territories and plans to open several additional restaurants this year.